Exhibit 99.1

NATIONWIDE HEALTH PROPERTIES, INC.

ANNOUNCES THE REDEMPTION OF ALL OUTSTANDING SHARES OF

7.75% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

NEWPORT BEACH, CA – December 18, 2009 – Nationwide Health Properties, Inc. (NYSE: NHP) announced today that it has given notice that it is redeeming all of its outstanding shares of 7.75% Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”) (NHP-PB—CUSIP No. 638620302) on January 18, 2010 at a redemption price per share of $103.875 plus an amount equal to accumulated and unpaid dividends thereon to the redemption date ($0.3875), for a total redemption price of $104.2625 per share. The redemption price is payable only in cash.

As a result of the redemption, the Series B Preferred Stock will be convertible into shares of NHP common stock until the close of business on January 14, 2010. Each share of Series B Preferred Stock may be converted into 4.515 shares of NHP common stock through BNY Mellon Shareowner Services at the address below.

NHP previously authorized the payment of a quarterly dividend on the Series B Preferred Stock, in the amount of $1.9375 per share, payable on December 31, 2009, to holders of record as of December 15, 2009. Holders of shares of Series B Preferred Stock at the close of business on the record date will be entitled to receive the dividend payment on such shares on the payment date notwithstanding the conversion of such shares following the record date.

If not earlier converted, the redemption of shares and payment will be made in accordance with the terms specified in the redemption notices sent to holders. BNY Mellon Shareowner Services is acting as redemption agent, and may be contacted at (201) 680-4364.

By Mail or Overnight to:

BNY Mellon Shareowner Services

480 Washington Boulevard, 27th Floor

Jersey City, NJ 07310

Attention: Corporate Actions Department

Phone: (800) 777-3674

Nationwide Health Properties, Inc. is a real estate investment trust (REIT) that invests primarily in healthcare real estate in the United States. As of September 30, 2009, the Company’s portfolio of properties, including mortgage loans and properties owned by unconsolidated joint ventures, totaled 579 properties among the following segments: 279 senior housing facilities, 200 skilled nursing facilities, 82 medical office buildings, 11 continuing care retirement communities and 7 specialty hospitals. For more information on Nationwide Health Properties, Inc., visit our website at http://www.nhp-reit.com.

CONTACT:

Abdo H. Khoury

Chief Financial and Portfolio Officer

Nationwide Health Properties, Inc.

(949) 718-4400